EMPLOYMENT AGREEMENT (JOSEPH FUDA)

THIS AGREEMENT made as of the 30th day of June 2008,

BETWEEN:

JOSEPH FUDA
an individual resident in the Province of Ontario
(hereinafter referred to as the "**Employee**")

- and -

MICROMEM TECHNOLOGIES INC.
a corporation incorporated under the laws of Ontario
(hereinafter referred to as the "**Corporation**")

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged by both of the parties hereto), it is agreed by and between the parties hereto as follows:

1. Engagement of Employee

Subject to the terms and conditions of this Agreement, and review and approval of this Agreement by the Compensation Committee of the board of directors of the Corporation's (the "**Micromem Board**"), the Corporation hereby employs the Employee, and the Employee accepts such employment, as President and Chief Executive Officer of the Corporation to perform such duties as are normally associated with and incidental to such position and, without limiting the generality of the foregoing, to perform such duties and services as reasonably required from time to time by the Micromem Board.

2. Term

Subject to the provisions contained in paragraph 4, the term of this Agreement shall be for a two (2) year term commencing May 1, 2008 (the "**Commencement Date**") and ending April 30, 2010 (the "**Expiration Date**"), unless extended by mutual written agreement of the parties or terminated in accordance with terms hereof.

3. Service

During the term of this agreement, the Employee shall faithfully serve the Corporation and such other persons, firms or corporations associated with the Corporation, and shall use his best efforts to promote the interests and goodwill of the Corporation and shall devote his time, energy and attention to the business and affairs of the Corporation as required and shall comply with any employee handbook published from time to time by the Corporation which sets out general rules for the conduct of the Corporation's employees.

4. **Termination**

(a) Termination of Agreement by Corporation without Cause

Subject to subparagraph 4(b), this Agreement may be terminated at any time, without cause, by the Corporation by providing two (2) months' written notice of termination to the Employee in advance of the effective date of such termination, and in such case, the balance of the amounts due under the terms of the contract shall be paid in full.

(b) Termination of Agreement without Notice

This Agreement may be terminated by the Corporation without notice on the happening of any of the following events:

(i) the Employee being unable to perform the Employee's functions hereunder for a period of thirty (30) days by reason of physical incapacity, mental disease or affliction or the death of the Employee;

(ii) the engaging by the Employee in any act that is injurious to the Corporation, monetarily or otherwise;

(iii) the engaging by the Employee in any criminal act or dishonesty resulting or intended to result directly or indirectly in personal gain of the Employee at the Corporation's expense;

(iv) the engaging by the Employee in any act whereby the Employee makes any personal profit arising out of or in connection with a transaction to which the Corporation is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Corporation other than as a result of dealing in shares held by the Employee in compliance with applicable laws;

(v) the Employee breaching the terms or conditions of this Agreement;

(vi) the Employee becoming insolvent or being unable to pay the Employee's debts as they generally become due;

(vii) the Employee making an assignment for the benefit of his creditors or being petitioned into bankruptcy; or

(viii) such other events as shall be recognized by law for this purpose.

In such case, the Corporation shall not be obligated to make any further payments pursuant to the term of this Agreement providing, however, that all accrued and unpaid amounts up to the date of termination shall be paid in full to the Employee.

(c) Termination by Employee

This Agreement may be terminated at any time by the Employee upon written notice to the Corporation. The Employee shall provide the Corporation with a minimum of two (2) months' written notice in advance of the effective date of such termination.

5. Results of Termination

Upon termination resulting from the occurrence of any of the events described in paragraph 4 above, this Agreement and the engagement of the Employee hereunder shall be wholly terminated, with the exception of Sections 7, 8 and 9, inclusive, which shall continue in full force and effect in accordance with the terms set forth herein notwithstanding the termination of this Agreement and the Options (as defined in subparagraph 6(c)(i)) or any entitlement thereto shall lapse in accordance with the provisions of applicable securities laws, the terms of the Micromem Technologies Inc. Stock Option Plan (the "**Micromem Stock Option Plan**") pursuant to which the Options were issued and the rules, regulations or policies of any regulatory agency having jurisdiction over the common shares of the Corporation or any stock exchange upon which the Corporation's common shares may become listed from time to time. Upon any such termination, the Employee shall not have any claim against the Corporation for damages or otherwise arising out of or in respect of this Agreement except for payments required to be made hereunder to the effective date of termination.

6. Compensation, Benefits and Expenses

(a) Salary

Subject to and conditional upon the Employee fulfilling all of her obligations under this Agreement, the Corporation shall pay to the Employee during the term of this Agreement a salary at the rate of (CAD.) $160,000 per year or $13,333 per month. The Employee shall invoice the Company through his holding company. Employee acknowledges that employee is strictly responsible for all personal income tax obligations.

(b) Bonus

Employee shall be entitled to participate in Employee Benefit Plan as determine by the Company from time to time.

In addition to the Employee's Salary as set forth in (a) above, the Employee is also eligible to receive an annual bonus payable in cash as and when determined by the Compensation Committee of the Micromem Board.

(c) Options

(i) Subject to and conditional upon the receipt of approval from the Micromem Board of Directors as well as the approvals (the "**Required Approvals**") the Employee will be granted 100,000 options (the "**Options**") each Option entitling the Employee to purchase one common share of the Corporation at an exercise price to be determined on the date of grant in accordance with the terms of the Micromem Stock Option Plan. These options will vest equally on a quarterly basis in arrears commencing on the date of execution of this Agreement.

(ii) Concurrently with the grant of options to the Employee as provided for in sub-paragraph (i) above, the Employee shall enter into an option agreement, in the form of the agreement utilized by the Micromem Stock Option Plan (the "**Options Agreement**"). The Employee acknowledges and covenants that upon any exercise of the options granted pursuant to subparagraph (i) above to purchase common shares of the Corporation, the Employee shall comply with the Micromem Stock Option Plan, any applicable securities legislation, order or

policy statements concerning the sale of the said common shares and, in particular, the Employee shall not offer, resell or otherwise transfer such common shares in Canada, the United States or elsewhere except in compliance with applicable securities laws and the requirements of any stock exchange, or such other exchange upon which the common shares of the Corporation may become listed from time to time, and the certificates for the said common shares shall bear the following legend:

"The securities represented hereby have not been registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") and may be offered, sold or otherwise transferred only (a) to the company, (b) outside the United States in accordance with Rule 904 of Regulation S under the U.S. Securities Act, (c) pursuant to an exemption from registration under the U.S. Securities Act provided by Rule 144A thereunder, if applicable, and in compliance with any applicable state laws, or (d) with the prior written consent of the company, pursuant to another exemption from registration under the U.S. Securities Act and any applicable state securities laws. Delivery of this certificate may not constitute good delivery in settlement of transactions or stock exchanges in Canada or the United States."

(iii) For clarity, it is stated that the Employee shall have no entitlement to exercise the Options or any shares thereunder until and unless the Required Approvals have been granted and the Option Agreement has been signed and delivered by the Employee.

(d) Vacation

The Employee shall be entitled to three (3) weeks in arrears of vacation per annum.

(e) Expenses

The Employee shall be reimbursed for all reasonable and necessary travelling, entertainment and other expenses actually and properly incurred by the Employee from time to time in connection with the carrying out of his duties hereunder on submission of proper receipts, vouchers and other reasonable confirming documentation. The Employee acknowledges that these expenses will be in keeping with the Company's operating budget as developed from time to time.

7. Confidential Information

(a) The Employee acknowledges that in the course of his carrying out, performing and fulfilling his responsibilities to the Corporation he will have access to and will be entrusted with detailed confidential information which may include, without limitation, data, intellectual property, financial information, shareholder lists, agreements, correspondence and documentation to, from, and regarding investors and prospective investors, auditors, legal counsel and professional advisors, joint venture partners and prospective joint venture partners, of the Corporation and its subsidiaries, brokers, vendors of properties of any kind, and copyrights, patents and trade secrets, marketing and business plans, source codes, algorithms, hardware and software designs, technology plans and designs, customer/client lists and information of all kinds about the customers and clients of the Corporation, financial information, and price lists concerning the business of the Corporation and the present and contemplated products, techniques and other services evolved or used by the Corporation (the "**Confidential Information**") and

that any disclosure of the Confidential Information to the competitors of the Corporation or the general public would be highly detrimental to the best interests of these parties. The Employee acknowledges and agrees that the right to maintain the confidentiality of the Confidential Information and the right to preserve the goodwill of the Corporation constitute proprietary rights which the Corporation is entitled to protect. Accordingly, the Employee covenants and agrees with the Corporation that, save with the consent of the Corporation, he will not, during the term of his employment with the Corporation or for a period of five (5) years after the termination of his employment whether under this Agreement or a renewal hereof or under any other agreement, disclose any of the Confidential Information to any person outside of the Corporation nor shall he use the same for any purpose other than for the purposes of the Corporation. The Employee shall deliver to the Corporation, upon termination of his engagement hereunder, and upon request, all Confidential Information relating to the business of the Corporation and all assets and properties of the Corporation referenced therein, which he may then possess or have under his control. The Employee may retain one archival copy of the Confidential Information. The Employee agrees that all restrictions contained in this clause are reasonable and valid in the circumstances and all defenses to the strict enforcement thereof by the Corporation are hereby waived by the Employee.

(b) Notwithstanding subparagraph (a) hereof, the Employee shall not be liable for disclosure of the Confidential Information upon the occurrence of one or more of the following events:

(iv) the Confidential Information becoming generally known to the public other than through a breach of this agreement;

(v) the Confidential Information having come into the possession of the Employee, after the termination of this agreement, from a third party or parties, who is or are under no obligation to the Corporation to maintain the confidentiality of such information, without breach of this agreement by the Employee, as shown by documentation sufficient to establish the third party as a source of the Confidential Information; and

(vi) The Employee being required to make disclosure of the Confidential Information by operation of law.

8. Non-Solicitation

The Employee agrees that following the execution of this agreement with the Corporation, he will not, directly or indirectly, at any time during his employment with the Corporation and during the period of two (2) years from the date of termination of this Agreement, or any renewal, extension or amendment hereof, without the prior written consent of the Corporation, solicit or attempt to solicit away from the Corporation or any of its affiliates any existing or prospective shareholders, investors, employees, consultants, contractors for service, suppliers, customers, licensees, clients, joint venture partners or vendors of properties of any kind, or acquisition or merger candidates of the Corporation or its affiliates, including, but not limited to, any business relating any technology developed by the Employee on behalf of the Corporation.

9. Non-Competition

The Employee agrees that in the event that this Agreement terminates for any cause or reason, it will not thereafter, either directly or indirectly, for a period of two (2) years after said termination of this Agreement, carry on or be engaged in (either as a principal or as a consultant/contractor) or have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business in all or in part which is competitive, in any way, with the business of the Corporation. For the purposes

of this Section 8, the business of the Corporation shall mean research, development and commercialization of sensor and magnetic memory applications.

10. Inventions

The Employee shall promptly disclose to the Corporation or its designee any and all discoveries, inventions, developments, improvements or innovations (hereinafter referred to as "**Inventions**"), whether patentable or unpatentable, made or conceived by the Employee, either solely or jointly with others: (a) during the term of this Agreement or any extension thereto, that relate to, or arise out of, any developments, services or products of, or pertain to the business of the Corporation or any of its subsidiaries or divisions and (b) for a period of six (6) months after termination of the Employee's employment with the Corporation, said Inventions that relate to, or arise out of, any developments, services or products that Employee has been concerned with during the term of his employment hereunder.

The Employee hereby assigns and agrees to assign to the Corporation, its successors and assigns, the Employee's entire right, title and interest in and to any of said Inventions. Both during and after the termination of this Agreement, the Employee agrees to execute and deliver all such instruments, agreements and assignments as the Corporation and its advisors shall deem appropriate and necessary to vest ownership and title to the Inventions in the Corporation.

The Employee shall do all lawful things, including: maintaining Invention records which shall be the property of the Corporation and rendering assistance and executing necessary documents, as requested, to enable the Corporation to file and obtain patents in Canada, the United States and foreign countries on any of said Inventions, as well as to protect the Corporation's interest in any of said Inventions during the life of any inventions, patents, trade secrets, etc.

All notes and records kept by the Employee in connection with his services under this Agreement shall be the exclusive property of the Corporation. The Employee, on leaving the service of the Corporation for any reason whatsoever, shall promptly deliver all such notes and records to the Employee. The Employee agrees that the salary received from the Corporation shall be full consideration and compensation for services performed by his for all Inventions, and for assignments of the same to the Corporation.

10. Relationship

The engagement of the Employee under the terms of this Agreement shall constitute the Employee as an employee and not a partner or joint venture partner of the Corporation or its affiliates and the remuneration to which the Employee shall be entitled shall be only the Employee's compensation as stipulated in Section 6 hereof. The Employee shall have no right to any interest in the assets, revenues or profits of the Corporation or its subsidiaries.

11. Validity of Covenants

If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision and the covenants and provisions herein are hereby declared to be separate and distinct. The Employee hereby agrees that all restrictions in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Corporation are hereby waived by the Employee.

12. Injunctive Relief

The Employee further agrees that the remedy at law for any breach by the Employee of the confidentiality, non-solicitation or non-competition provisions or assignment provision regarding inventions set forth in Section 10 of this Agreement will be inadequate and that the Corporation, and/or its affiliates, on any application to a court, shall be entitled to temporary and permanent injunctive relief against the Employee without the necessity of proving actual damage to the Corporation or its affiliates. The Employee further agrees that the breach of the said provisions of this Agreement contained herein will result in irreparable damage to the Corporation or its affiliates which will not be compensable by law through an award of damages.

13. Notice

Any notice in writing required to or permitted to be given to the Employee hereunder shall be sufficiently given if delivered to the Employee personally or mailed by registered mail, postage prepaid, addressed to the Employee as follows:

Mr. Joseph Fuda
777 Bay Street, Suite 1910
Toronto, Ontario, M5G 2E4

Fax.: (416) 360-4034

Any notice in writing required or permitted to be given to the Corporation hereunder may be given in the same fashion to the Corporation, as follows:

Micromem Technologies Inc.
777 Bay Street, Suite 1910
Toronto, Ontario, M5G 2E4

Fax: (416) 360-4034
Attention: David Sharpless, Director

Any such notice which is mailed shall be deemed to have been received by the Employee or the Corporation, as the case may be, on the seventh day following the date of mailing. Any such notice which is delivered personally, by fax transmission or by courier shall be deemed to have been received by the Employee or the Corporation, as the case may be, on the same day that it is actually received at the premises of the addressee as described above. Any address for the giving of notices hereunder may be changed by notice in writing.

14. Governing Law

The provisions of this agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario. The parties hereby agree to submit to the non-exclusive jurisdiction of the courts of the Province of Ontario and waive any objection relating to improper venue or forum non-conveniens to the conduct of any proceeding in any such court.

15. Successors and Assigns

The provisions hereof, where the context permits, shall enure to the benefit of and be binding upon the successors and permitted assigns of the Corporation and the Employee, respectively, provided

that the obligations of any of the parties hereto may not be assigned without the express prior written consent of the other parties hereto.

16. Severability

If any part of this Agreement is held or deemed to be invalid or unenforceable for any reason whatsoever, then that part will be deemed to be deleted from this Agreement and this Agreement will otherwise remain in full force and effect.

18. Entire Agreement; Amendment; Headings

This Agreement constitutes the entire understanding between the parties with reference to the subject matter hereof and shall not be changed or modified except by written instrument signed by each party. The headings used in this Agreement are solely for convenience and are not to be used in construing or interpreting this Agreement.

19. Independent Advice

The Employee hereby acknowledges that he has been given the opportunity to obtain and the Corporation has advised his to obtain independent legal advice concerning the advisability of entering into this Agreement prior to executing this Agreement.

SIGNED, SEALED AND DELIVERED In the presence of	)
______________________________	) ______________________________
Witness	) **JOSEPH FUDA**

MICROMEM TECHNOLOGIES INC.

Per: ______________________________

Andy Brandt
Director
Chair, Compensation Committee

that the obligations of any of the parties hereto may not be assigned without the express prior written consent of the other parties hereto.

16. Severability

If any part of this Agreement is held or deemed to be invalid or unenforceable for any reason whatsoever, then that part will be deemed to be deleted from this Agreement and this Agreement will otherwise remain in full force and effect.

18. Entire Agreement; Amendment; Headings

This Agreement constitutes the entire understanding between the parties with reference to the subject matter hereof and shall not be changed or modified except by written instrument signed by each party. The headings used in this Agreement are solely for convenience and are not to be used in construing or interpreting this Agreement.

19. Independent Advice

The Employee hereby acknowledges that he has been given the opportunity to obtain and the Corporation has advised his to obtain independent legal advice concerning the advisability of entering into this Agreement prior to executing this Agreement.

SIGNED, SEALED AND DELIVERED In the presence of	)	
______________________________	)	______________________________
Witness	)	**JOSEPH FUDA**

MICROMEM TECHNOLOGIES INC.

Per: ______________________________
Andy Brandt
Director
Chair, Compensation Committee

that the obligations of any of the parties hereto may not be assigned without the express prior written consent of the other parties hereto.

16. Severability

If any part of this Agreement is held or deemed to be invalid or unenforceable for any reason whatsoever, then that part will be deemed to be deleted from this Agreement and this Agreement will otherwise remain in full force and effect.

18. Entire Agreement; Amendment; Headings

This Agreement constitutes the entire understanding between the parties with reference to the subject matter hereof and shall not be changed or modified except by written instrument signed by each party. The headings used in this Agreement are solely for convenience and are not to be used in construing or interpreting this Agreement.

19. Independent Advice

The Employee hereby acknowledges that he has been given the opportunity to obtain and the Corporation has advised his to obtain independent legal advice concerning the advisability of entering into this Agreement prior to executing this Agreement.

SIGNED, SEALED AND DELIVERED
In the presence of

____
Witness

____
JOSEPH FUDA

MICROMEM TECHNOLOGIES INC.

Per: ________________________
Andy Brandt
Director
Chair, Compensation Committee